Exhibit 10.7

CONFIDENTIAL SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Confidential Settlement Agreement and General Release (“Agreement”) is made as of the final date of execution below (the “Effective Date”), by and between James G. Cullem (“Mr. Cullem”), on Mr. Cullem’s behalf and on behalf of his heirs, executors, administrators, successors and assigns, and Allarity Therapeutics, Inc. (“Allarity” or the “Company”). Mr. Cullem and Allarity are collectively referred to herein as the “Parties” and each individually as “Party.”

WHEREAS, Mr. Cullem was previously employed by Allarity as Chief Executive Officer, from in or around June 2022 until his separation on or around December 8, 2023;

WHEREAS, Mr. Cullem and Allarity entered into an Employment Agreement (effective January 12, 2023), which Employment Agreement includes certain severance payment provisions in the event of Mr. Cullem’s separation from the Company;

WHEREAS, Allarity terminated Mr. Cullem’s employment on December 8, 2023 and has not paid him any severance payments pursuant to the Employment Agreement;

WHEREAS, on December 12, 2023, Mr. Cullem, through his counsel, sent a demand letter to Allarity alleging breach of contract, breach of the covenant of good faith and fair dealing, and violations of the Massachusetts Wage Act (the “Asserted Claims”);

WHEREAS, Allarity denies the Asserted Claims and further denies any wrongdoing whatsoever;

WHEREAS, the Parties, through counsel, engaged in settlement discussions that resulted in an agreement in principle to fully and finally resolve all claims, defenses, and disputes between Mr. Cullem and Allarity, whether known or unknown, including but not limited to the Asserted Claims;

WHEREAS, to avoid the uncertainties and expenses of litigation, and to effectuate a compromise of the Parties’ respective legal positions without any admission of wrongdoing or liability, the Parties now wish to memorialize through this Agreement the full and complete terms of their agreement to fully and finally settle and resolve all disputes between them;

NOW, THEREFORE, in consideration of the mutual promises contained herein, the recitals above which are hereby incorporated by reference, and other good and valuable consideration as hereinafter recited, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:

1.	Consideration for Release of Claims.

a.	Initial Settlement Payment: In consideration for Mr. Cullem’s promises herein, including Mr. Cullem’s general release of claims in Section 4 of this Agreement, Allarity shall pay Mr. Cullem a total amount of Seventy Thousand Dollars and Zero Cents ($70,000.00) (the “Initial Settlement Payment”) on April 1, 2024. [The Initial Settlement Payment shall be made to Mr. Cullem with appropriate withholdings by the Company]. This Initial Settlement Payment shall be made via wire transfer to a U.S. bank account designated by Mr. Cullem in writing to Company’s CFO, Joan Brown.

b.	Installment Payments: Allarity further agrees to pay Mr. Cullem a total of One- Hundred and Seventy-Nine Thousand, One-Hundred and Fifty-Five Dollars ($179,155.00) (the “Installment Payment”), to be divided equally into five monthly payments of Thirty-Five Thousand, Eight-Hundred and Thirty-Three Dollars ($35,833) (the “Monthly Payments”). The first Monthly Payment will be paid by May 1, 2024, with each subsequent payment due on the first day of each subsequent month, ending with the last Monthly Payment by September 1, 2024. These Monthly Payments shall be made via wire transfer to a U.S. bank account designated by Mr. Cullem in writing to Company’s CFO, Joan Brown.

i.	In the event that the Company lacks sufficient cash on hand to make any of the Monthly Payments, Company agrees to issue to Mr. Cullem shares in the Company in an amount equal in value to the amount of any Monthly Payments which are in arrears. These shares shall be transferred to a U.S. brokerage account designated by Mr. Cullem in writing to the Company’s CFO, Joan Brown. The number of shares in lieu of cash shall be determined by the FMV closing share price of Company’s stock on the date hereof; provided, however, that if the Company does not have shares available under any applicable stock option plan (the unavailability of which shall be confirmed by written affirmation by Joan Brown) that pursuant to this Section 1(b)(i), payment of shares will be contingent upon the Company receiving shareholder approval to increase the number of shares available under the Company’s stock option plan, and the Company shall seek such approval without delay and with the understanding that time is of the essence.

ii.	In the event that the Company does not receive shareholder approval to increase the number of shares, the Company agrees to pay Mr. Cullem an amount equal to the amount of any Monthly Payments which are in arrears, upon either a financing or combination of financings by the Company which totals Three-Million Dollars ($3,000,000) gross. If the Company fails to make a Monthly Payment, ten percent interest will accrue until such Monthly Payment is paid.

c.	Issuance of Shares: Allarity further agrees to issue to Mr. Cullem Two-Hundred and Ninety Thousand shares of the Company’s common stock (the “Settlement Shares”), subject to compliance with the Company’s organizational documents and federal and state securities laws. The Settlement Shares will be issued on Monday, April 1, 2024. These shares shall be transferred to a U.S. brokerage account designated by Mr. Cullem in writing to the Company’s CFO, Joan Brown.

d.	In the event that the Initial Settlement Payment pursuant to Section 1(a) and the Issuance of Shares pursuant to Section 1(c) are not made to Mr. Cullem in full by 7 p.m. EST on April 1, 2024, this Agreement in its entirety shall be rendered null and void and of no further force and effect, the parties shall be released from any obligation hereunder unless such obligations otherwise remain in force by prior binding contract or agreement, and both parties shall retain any and all rights, claims, and causes of action which would otherwise have been released by this Agreement.

2.	Adequacy of Consideration. Mr. Cullem acknowledges and agrees that the consideration described in Section 1 constitutes adequate consideration for his waiver of rights and other promises herein. Mr. Cullem’s entitlement to the Settlement Payment and Installment Payment does not include any benefit, whether monetary or otherwise, that was earned or accrued, or to which Mr. Cullem would already be entitled without his waiver of rights and other promises in this Agreement. Mr. Cullem acknowledges and agrees that execution of this Agreement shall fully extinguish any claim that Mr. Cullem is owed any wages, damages, monetary payments, or other benefits of any kind from Allarity.

3.	Indemnification for Tax Liabilities. Mr. Cullem promises to jointly and severally indemnify and hold Allarity harmless from and against all tax liabilities, penalties, and related costs arising from the Settlement Payment or Monthly Payments due to Mr. Cullem pursuant to this Agreement. Mr. Cullem understands and agrees that this indemnification obligation shall include reimbursement of reasonable attorneys’ fees that Allarity or its affiliated entities incur in connection with a governmental investigation or legal proceeding related to the tax treatment of the Settlement Payment. Mr. Cullem acknowledges and further agrees that Allarity has not provided Mr. Cullem with any tax advice regarding any portion of the Settlement Payment or Monthly Payments, and that he has been advised to consult with a tax professional of his own choosing and at his own expense regarding the tax reporting of the Settlement Payment or Monthly Payments.

4.	General Release of Claims.

a. In General: For valuable consideration, including Allarity’s promises described in Section 1 of this Agreement, the receipt and adequacy of which is hereby acknowledged, Mr. Cullem agrees to release all claims he may now have against Allarity and other parties as set forth in this Section 4 of the Agreement and all subsections thereof.

b. Released Parties: The “Released Parties” are: (i) Allarity Therapeutics, Inc.; (ii) any affiliate of Allarity Therapeutics, Inc., and any parent entities, subsidiary entities, or successor entities; (iii) each of Allarity Therapeutics, Inc.’s and its affiliates’ past and present employees, officers, trustees, directors, shareholders, owners, representatives, assigns, attorneys, agents, insurers; and (iv) any other persons acting through or with any of the persons or entities listed in this subsection.

c. Claims Released by Mr. Cullem: Mr. Cullem understands and agrees that under this Section, he is hereby, as of the Effective Date, releasing all known and unknown claims, promises, demands, obligations, damages or rights of any type that he may have, including the Asserted Claims (collectively, “Claims”) against any of the Released Parties, except that Mr. Cullem is not releasing any Claims that relate to: (i) his right to enforce this Agreement; (ii) his right, if any, to claim government-provided unemployment benefits and/or workers’ compensation benefits; (iii) any vested benefits that Mr. Cullem has under any employee benefit plan, including any claim for disability insurance; and (iv) the in-force Indemnification Agreement between the Company and Mr. Cullem (effective date August 2, 2022). Mr. Cullem understands that the Claims he is releasing may arise under many different laws (including but not limited to statutes, regulations, other administrative guidance, and common law doctrines), including, but by no means limited to:

Anti-discrimination statutes, such as the Americans With Disabilities Act, Age Discrimination in Employment Act, Sections 503 and 504 of the Rehabilitation Act of 1973, and the Family Medical Leave Act of 1993, as amended, which prohibit discrimination based on disability; Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, and Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; all of the retaliation provisions of the aforementioned statutes; and any other federal, state, or local laws prohibiting employment or wage discrimination, including but by no means limited to the Massachusetts Fair Employment Practices Law, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, New York State Human Rights Law, and New York City Human Rights Law.

Federal employment statutes, such as the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; and any other federal laws relating to employment, such as veterans’ reemployment rights laws.

Other laws, such as any federal, state, or local laws governing the payment of wages or benefits, including but by no means limited to the Massachusetts Wage Act and New York Labor Law, governing working conditions, restricting an employer’s right to terminate employees, or otherwise regulating employment; retaliation and whistleblower claims; any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith.

Tort and Contract Claims, such as claims for wrongful discharge, physical or personal injury, emotional distress, fraud, fraud in the inducement, negligent misrepresentation, defamation, invasion of privacy, interference with contract or with prospective economic advantage, breach of express or implied contract, breach of covenants of good faith and fair dealing, and similar or related claims.

Examples of released Claims include, but are not limited to: (i) Claims that in any way relate to Mr. Cullem’s employment with or engagement by Allarity or any other Released Party, or the termination of that employment or engagement, such as Claims for compensation, bonuses, commissions, lost wages, or unused accrued vacation or sick pay, including but not limited to Claims under the Massachusetts Wage Act; (ii) Claims that in any way relate to the design of any employee benefit program; (iii) Claims that Mr. Cullem has to irrevocable or vested rights to severance or similar benefits or to post-employment health benefits (except as otherwise provided in this Agreement); and (iv) any Claims to attorneys’ fees or other indemnities.

d. Sole Remedy: Mr. Cullem hereby expressly acknowledges that, unless this Agreement is rendered null and void pursuant to Section 1(d), the releases contained in this Section 4 are valid and binding upon execution of this Agreement. In the event that Allarity fails to satisfy any of the promises contained in Section 1, Mr. Cullem acknowledges that the releases contained in this Section 4 survive such breach, and that Mr. Cullem’s sole remedy shall be an action for damages for breach of this Agreement against Allarity.

e. The Company’s Release of Mr. Cullem

In consideration for, among other terms, promises contained in this Agreement the Company, including Company subsidiary entities, or successor entities (“Company Parties”), voluntarily release and forever discharge Mr. Cullem, his estate, and his heirs generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Company Claims”) that, as of the date of this Agreement, the Company Parties have, ever had, now claim to have or ever claimed to have had against you, your estate and your heirs.

The Company Parties represent that they have not filed, and have not caused to be filed, against Mr. Cullem, any action or legal proceeding in any court or any administrative agency concerning any matter involving him. As a material inducement to Mr. Cullem to enter into this Agreement, the Company Parties represent that they have not assigned to any third party and they have not filed with any agency or court any Claim released by this Agreement.

5.	Other Promises and Acknowledgments. In exchange for the Settlement Payment, the Parties also promise and acknowledge the following:

a. Covenant Not to Sue: Mr. Cullem represents and warrants that he does not know of any claims, causes of action, grievances, charges, or other complaints that have been asserted by his or on his behalf against any of the Released Parties that are currently pending in any local, state, or federal court, tribunal, or administrative or regulatory agency. Mr. Cullem and the Company further covenant that they shall not, after his execution of this Agreement, commence or cause to be commenced any suits, charges, complaints, or other legal proceedings arising from any legal claims intended to be waived by this Agreement, including without limitation, the claims waived pursuant to the General Release of Claims in Section 4 of this Agreement. To the extent this representation is false when either party signs this Agreement, the General Release of Claims in Section 4 of this Agreement shall fully extinguish any other claims, complaints, or other causes of action that are pending against any of the Released Parties

b. Confidentiality of Allarity’s Confidential Information: Mr. Cullem hereby acknowledges that during his employment with Allarity, he may have acquired proprietary, private, and/or otherwise confidential information (“Confidential Information,” as defined and described in this Section). Confidential Information shall mean all non-public information, whether or not created or maintained in written or electronic form, which constitutes, relates to, or refers to Allarity or any Released Party, and to any current, former or potential employee, service provider, client, investor, or business partner of Allarity, and any aspect of the operation of the business of Allarity or any Released Party, including without limitation, all financial, operational, marketing, investor, and statistical information. All the foregoing are illustrative, and Confidential Information shall not be limited to those illustrations. By signing this Agreement, Mr. Cullem promises that he has not divulged any Confidential Information to any third party and that he will not disclose Confidential Information in any form to a third party. Mr. Cullem shall give immediate notice to Allarity if compelled by law to reveal any Confidential Information to any third party. Mr. Cullem acknowledges and agrees that any unauthorized disclosure to any person or persons of Confidential Information shall cause irreparable damage to Allarity and that, therefore, Allarity shall, in addition to any other available remedy, be entitled to seek an injunction prohibiting Mr. Cullem from any further disclosure or attempted disclosure.

c. Allarity’s Property: Mr. Cullem agrees and acknowledges that he has returned and/or deleted to Allarity all Confidential Information (as defined in Section 5b herein) in his possession or otherwise under his control, unless expressly required to be preserved by the SEC, in whatever format, whether written, recorded, electronically or digitally stored and/or retrieved. Mr. Cullem agrees that he is not retaining any copies of any documents, records, or materials of any kind, whether written or electronically created or stored, which contain, relate to, or refer to any Confidential Information, and affirms that he has no such documents, records, or materials. It is understood and agreed that Mr. Cullem’s above-described return and non-retention of Allarity’s Confidential Information is a material condition of this Agreement.

d. Ownership of Claims: Mr. Cullem promises that he has not assigned any rights or claims he may have against any of the Released Parties to any other person or entity, including but not limited to the Asserted Claim or any of the other Claims intended or purported to be waived via this Agreement as of the Effective Date. Mr. Cullem also promises that no child support order, garnishment orders, or other orders requiring him to pay money to any other person are now in effect.

e. Non-Admission of Liability: Mr. Cullem agrees that this Agreement is not an admission of guilt or wrongdoing by any of the Released Parties.

f. Non-Disparagement: Mr. Cullem agrees to refrain from making any statements or comments of a defamatory or disparaging nature to third parties regarding the Company or its shareholders, officers, directors, personnel or products, or those of its affiliates. This prohibition against defamatory or disparaging remarks includes, without limitation, statements to any individual or entity which could adversely affect Allarity’s business or reputation. Notwithstanding the foregoing, nothing herein is intended to prevent Mr. Cullem from testifying in good faith under oath pursuant to a subpoena or as otherwise required by law. Further, nothing in this Agreement prohibits Mr. Cullem from engaging in protected activities under the NLRA, including those protected by Section 7 of the NLRA.

g. The Company agrees to refrain from making any statements or comments of a defamatory or disparaging nature to third parties regarding Mr. Cullem and will instruct the Company’s directors and officers not to make any statements of comments of a defamatory or disparaging nature to third parties. This prohibition against defamatory or disparaging remarks includes, without limitation, statements to any individual or entity which could affect adversely Mr. Cullem’s business or reputation. Notwithstanding the foregoing, nothing herein is intended to prevent any directors, officers or employees of the Company from testifying in good faith under oath pursuant to a subpoena or as otherwise required by law.

h. Confidentiality: The terms and conditions of this Agreement, including but not limited to the amount of the Payment or any other provision of this Agreement, as well as the Agreement itself, shall be kept strictly confidential and shall not be disclosed by Mr. Cullem to any other person or entity without the express written consent of Allarity, except that, if asked about any employment dispute with Allarity, Mr. Cullem may state that the matter is settled and except to the extent required by law, subpoena, court order, or the rules of any governmental agency. For clarity, the Parties acknowledge that this provision does not prohibit Mr. Cullem from initiating, testifying, assisting, complying with a subpoena from, or participating in any manner with an investigation conducted by the appropriate local, state, or federal agency; or filing or disclosing any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which the complainant is entitled; or speaking with law enforcement, the Equal Employment Opportunity Commission, the Massachusetts Commission Against Discrimination, the New York State Division of Human Rights, a local commission on human rights, or his attorney. Mr. Cullem may also disclose the terms of the Agreement to his accountant, tax advisor or attorney who has a need to know to advise his as to his tax obligations or related obligations under the law; in any instance where he makes such disclosure to an accountant, tax advisor or attorney, he agrees to inform them that they similarly are bound by the confidentiality provisions set forth in this Paragraph. The provisions of this Paragraph shall survive the termination of this Agreement. Any violation of this provision will be deemed a material breach.

i. Neutral Reference: In the event that Allarity’s Human Resources Department or any of its Board Directors or Officers receives any inquiry about Mr. Cullem from any prospective employer, Allarity’s Human Resources Department shall provide only Mr. Cullem’s dates of employment and positions held. Nothing herein shall prevent Mr. Cullem from seeking, or any person from voluntarily providing, a personal or professional reference for Mr. Cullem.

j. Cooperation by Mr. Cullem: Mr. Cullem agrees that he shall reasonably cooperate with, and shall be reasonably available to, Allarity or any Released Party to assist in any matter, including, without limitation, government agency investigations and actual or potential court litigation or arbitration, in connection with which Mr. Cullem may have knowledge. If Mr. Cullem receives a subpoena or process from any person or entity (including, but not limited to, any governmental agency) which would or may require Mr. Cullem to disclose documents or information or provide testimony (in a deposition, court proceeding, or otherwise) regarding, in whole or in part, any of the Released Parties or any proprietary or confidential information, Mr. Cullem shall: (i) notify Allarity of the subpoena or other process within five (5) business days of receiving it (or a shorter period such that not less than one (1) business day shall remain between such notification and any deadline for response thereto); and (ii) to the maximum extent permissible under applicable law, not make any disclosure pursuant to the subpoena, until the appropriate Released Parties have had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure, limit the scope or nature of such disclosure, and/or seek to participate in the proceeding or matter in which the disclosure is sought. Mr. Cullem shall further cooperate with Allarity and any Released Party in responding to any such subpoena or process. If Mr. Cullem’s cooperation obligation as described in this Section requires Mr. Cullem to use paid vacation time from Mr. Cullem’s position with his then-current employer, Allarity will reimburse Mr. Cullem for the amount of paid vacation time he uses at a rate no less than Allarity’s rate of pay from his then-current employer. Allarity further agrees that it shall reimburse Mr. Cullem for reasonable expenses incurred by his in connection with his cooperation (as described in this Section) and in accordance with Allarity’s policies for the reimbursement of employee’s expenses and in accordance with the in-force Indemnification Agreement between the Company and Mr. Cullem (effective date August 2, 2022).

k. Consequences of Violating Promises. In the event any action is brought to enforce the terms of this Agreement, the prevailing party shall be entitled, in addition to any other right or remedy it may have at law or in equity, to all costs associated with enforcing this Section and the Agreement overall, including but not limited to attorneys’ fees. The prevailing party also shall be entitled to recover all reasonable attorneys’ fees and costs incurred in connection with proving entitlement and/or the amounts of attorneys’ fees and costs to be awarded under this Section.

6.	No Other Agreements. Mr. Cullem promises that he is not entering into this Agreement because of, or otherwise relying upon, any representations or statements by Allarity, or anyone affiliated with Allarity that is not otherwise contained or referenced in this Agreement. This Agreement contains the entire understanding between the Parties and supersedes all prior oral and written agreements regarding the subject matter hereof. This Agreement can only be modified by a writing signed by both Parties.

7.	Choice of Law. This Agreement shall be governed by the laws of the State of Massachusetts, excluding any choice of law principles. Any action to enforce this Agreement must be brought in a state or federal court of competent jurisdiction located in the State of Massachusetts, and the Parties expressly, irrevocably, and unconditionally consent to the personal jurisdiction of said court(s).

8.	Revocation. Mr. Cullem acknowledges that: (a) he understands all the terms and conditions of this Settlement Agreement and Release; (b) the Company has provided him at least 21 days to decide whether he wants to sign this Agreement and has advised Mr. Cullem to consult with an attorney of Mr. Cullem’s choice at Mr. Cullem’s expense concerning this Agreement, and Mr. Cullem has taken that opportunity to the extent Mr. Cullem wishes to do so; and (c) Mr. Cullem understands that in exchange for signing this Agreement, Mr. Cullem is receiving consideration to which Mr. Cullem would not otherwise be entitled.

Mr. Cullem may revoke this Agreement at any time during the seven days after Mr. Cullem signs it, and the Agreement, and Mr. Cullem’s entitlement to the consideration herein, shall not become effective until that revocation period passes without Mr. Cullem revoking the Agreement (the “Effective Date”). If Mr. Cullem chooses to revoke the Agreement, such revocation must be by means of a writing signed by Mr. Cullem and delivered within the seven-day revocation period by notice as provided in Section 10 of this Agreement. The Companies advise Mr. Cullem of Mr. Cullem’s right to consult with an attorney prior to executing this Agreement. Mr. Cullem understands that he has twenty-one (21) days from the date of receipt of this Agreement to consider whether to sign it and to consult with an attorney (the “Consideration Period”). Mr. Cullem’s signature on this Agreement constitutes an express waiver of the Consideration Period if affixed prior to the expiration of that period. By signing this Agreement, Mr. Cullem expressly acknowledges that Mr. Cullem’s decision to sign this Agreement sooner than the expiration of the Consideration Period was knowing and voluntary.

9.	Notices. Any notice under this Agreement shall be sent by email and first-class mail. If to Allarity, such notice shall be sent to Thomas Jensen at tjensen@allarity.com, with a copy to Benjamin Stockman, at bestockman@venable.com, Venable LLP, 151 W. 42nd Street, 49th Fl., New York, NY 10036. If to Mr. Cullem, such notice shall be sent to James G. Cullem, via U.S. mail and at , with a copy to , . A party may change its address or email for notices by providing notice to such effect in accordance with this Section 9.

10.	Titles/Captions. The titles/captions to the Sections contained in this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

11.	Severability. If any provision of this Agreement is declared or determined by any court to be illegal or invalid, that part shall be modified or excluded from this Agreement only to the extent required by law, but the validity of the remaining parts, terms, or provisions shall not be affected and shall continue in full force and effect.

12.	Counterparts. This Agreement may be executed in counterparts, via electronic or wet signatures, or by facsimile signatures, and each such duly executed counterpart shall be of the same validity, force, and effect as the original. Original signatures shall not be required for enforcement of this executed Agreement. Allarity, and the undersigned individual executing this Agreement on Allarity’s behalf, represents and agrees that the undersigned individual has the full right and authority to execute this Agreement on Allarity’s behalf and to legally bind Allarity to this Agreement with his/her signature.

13.	Successors and Assigns. This Agreement will apply to and inure to the benefit of the respective successors and assigns of the Parties, including without limitation their personal representatives, administrators, executors, heirs, and others taking from them; provided, however, that no party may delegate or avoid any of its liabilities, obligations or responsibilities under this Agreement.

14.	Voluntary Execution of this Agreement. Mr. Cullem acknowledges, represents, and agrees that:

(a) He is not suffering from any disability or impairment that would render his unable to read, consider, or understand this Agreement;

(b) He has carefully read and fully understands all of the provisions of this Agreement;

(c) He is freely and voluntarily entering into this Agreement and knowingly discharging the Company and other Released Parties in accordance with the terms contained herein in exchange for the consideration described herein, which he acknowledges exceeds anything of value to which he was or is already entitled;

(d) He has not been pressured, coerced, threatened, or otherwise unduly influenced to enter into this Agreement, and he does so under his own free will;

(e) He has been offered a reasonable amount of time to review and consider whether to sign this Agreement;

(f) He has been represented by counsel throughout the negotiation of this agreement and he has consulted with his counsel regarding the terms and conditions set forth within this Agreement; and

(g) There is no portion of this Agreement that Mr. Cullem does not understand because of his inability to understand a particular language.

IN WITNESS WHEREOF, the Parties hereto have executed, or caused their duly authorized officer to execute, this Agreement as of the day and year so designated below.

AS TO JAMES G. CULLEM:		AS TO ALLARITY THERAPEUTICS, INC.:

By:	/s/ JAMES G. CULLEM	By:	/s/ Thomas Jensen

Date:	March 7, 2024	Name:

Title:

Date: